EXHIBIT 1
JOINT FILING AGREEMENT
Pursuant to Rule 13d-1(k) of the Securities Exchange Act of 1934, as amended, each of the undersigned agree to the joint filing of a Statement on Schedule 13D, including all amendments thereto, on their behalf with respect to the Common Stock of Toreador Resources Corporation, a Delaware corporation, owned by each of them.
In witness whereof, each of the undersigned hereby execute this Joint Filing Agreement as of May 7, 2008.

By:	Frederic Auberty
Frederic Auberty

By:	Frederic Auberty
Frederic Auberty, as attorney-in-fact
for Antonia Lee

THE ESTATE OF WILLIAM I. LEE, DECEASED
By:	Antonia Lee
Antonia Lee, Independent Executrix

AUBERTY CO., INC.
By:	Frederic Auberty
Frederic Auberty, President

AUBERTY 2001 TRUST
By:	Frederic Auberty
Frederic Auberty, Trustee

WILCO PROPERTIES, INC.
By:	Frederic Auberty
Frederic Auberty, Chairman